DREYFUS TREASURY CASH MANAGEMENT
                            Registration No. 811-4723

                                                               Sub-Item 77 Q-1

On March 12, 2008, the Registrant's Board of Directors authorized the name change of Dreyfus Treasury Cash Management to Dreyfus Treasury & Agency Cash Management.